Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Metro Bancorp, Inc.
Harrisburg, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-87329, 333-161114 and 333-169683), on Form S-3D (No. 333-87329 and No. 333-178371) and on Form S-8 (Nos. 333-82083, 333-82085, 333-87313, 333-61634, 333-61636, 333-122490, 333-128382, 333-155930, 333-155931, 333-169684 and 333-169712) of Metro Bancorp, Inc. and subsidiaries of our report dated March 15, 2013, relating to consolidated statements of income, comprehensive income (loss), stockholders’ equity, and cash flows of Metro Bancorp, Inc. and subsidiaries for the year ended December 31, 2012, which appears in this Form 10-K.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh, Pennsylvania
March 16, 2015